    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1998

                                                     REGISTRATION NO. 333-______

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             WOODROAST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          MINNESOTA                                                      41-1563961
(State or other jurisdiction                                          (I.R.S. employer
of incorporation or organization)                                  identification number)

                        10250 VALLEY VIEW ROAD, SUITE 145
                             EDEN PRAIRIE, MN 55344
                                 (612) 944-5113

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                SHELDON F. JACOBS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             WOODROAST SYSTEMS, INC.
                        10250 VALLEY VIEW ROAD, SUITE 145
                             EDEN PRAIRIE, MN 55344
                                 (612) 944-5113
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                            Russell F. Lederman, Esq.
                       Maslon Edelman Borman & Brand, LLP
                               3300 Norwest Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200

         APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [    ]

                         CALCULATION OF REGISTRATION FEE


=============================================================================================================================
                                                                               PROPOSED
                                                            PROPOSED           MAXIMUM           PROPOSED
                                        AMOUNT OF        DOLLAR AMOUNT        AGGREGATE           MAXIMUM          AMOUNT OF
      TITLE OF EACH CLASS OF         SECURITIES TO BE        TO BE          OFFERING PRICE       AGGREGATE       REGISTRATION
    SECURITIES TO BE REGISTERED       REGISTERED (1)       REGISTERED        PER SECURITY     OFFERING PRICE          FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Class A 8%
Convertible Preferred Stock                 --           $1,457,000 (2)           --             $1,457,000           $429.82
-----------------------------------------------------------------------------------------------------------------------------
Placement Agent Options                  175,000               --             $ 0.00(3)          $        0           $  0.00
-----------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of Placement Agent Options      175,000               --             $0.922(4)          $  161,350           $ 47.60
=============================================================================================================================

(1) In accordance with Rule 416, there also are being registered such additional shares of Common Stock as may become issuable pursuant to the terms of the antidilution provisions applicable upon exercise of the Placement Agent Options.

(2) Represents the stated value of 117,500 shares of Preferred Stock ($1,175,000) plus the maximum amount of dividends ($282,000) that may be payable upon conversion of the Preferred Stock.

(3) Represents the excess of the market price of the Common Stock, as reported by The Nasdaq Stock Market on March 13, 1998 pursuant to Rule 457(c) and Rule 457(o), over the $1.125 exercise price of the 175,000 Placement Agent Options.

(4) Calculated pursuant to Rule 457(c) and Rule 457(o) under the Securities Act of 1933 based upon the average of the high and low trading prices on March 13, 1998, as reported on The Nasdaq Stock Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION; DATED MARCH 19, 1998

PROSPECTUS


                             WOODROAST SYSTEMS, INC.

                               COMMON STOCK AND
                        COMMON STOCK PURCHASE OPTIONS

    This Prospectus relates to shares of common stock, par value $.005 per share ("Common Stock"), of Woodroast Systems, Inc. (the "Company") issuable upon conversion of 117,500 shares of the Company's Class A 8% Convertible Preferred Stock, par value and stated value $10.00 per share (the "Preferred Stock"), that may be offered for resale for the account of the holders of the Preferred Stock. The Preferred Stock accrues dividends at the rate of 8% per annum, payable in shares of Common Stock on the date the Preferred Stock is converted into shares of Common Stock. The Preferred Stock and dividends accrued thereon are convertible, at the election of the holder, into a number of shares of Common Stock determined by dividing the aggregate stated value of the Preferred Stock being converted plus the amount of accrued dividends by the lesser of (i) 80% (the "Conversion Rate") of the average closing bid price for the Common Stock, as reported by The Nasdaq Stock Market or the OTC Bulletin Board for the five consecutive trading days ending on the trading day prior to the conversion date and (ii) $1.125, subject to adjustment for stock splits, stock dividends and other recapitalizations, mergers and other similar events. The Conversion Rate is subject to reduction to 70% upon the passage of specified time periods and the nonoccurrence of certain events. See "Recent Developments -- Private Placement." The Preferred Stock was convertible beginning February 19, 1998. Preferred Stock not converted by February 19, 2001 is automatically converted into Common Stock. The Company may redeem the Preferred Stock, in whole as a class and not in part and if a registration statement regarding the underlying Common Stock is current and effective, upon 20 days' prior written notice, at a price payable in cash equal to 120% of the sum of (i) the stated value of the Preferred Stock being redeemed, plus
(ii) the dividends accrued through the redemption date.

    This Prospectus also relates to 175,000 Common Stock Purchase Options ("Placement Agent Options" and, together with the Common Stock offered hereby, the "Securities") and the shares of Common Stock issuable upon exercise of such Options that may be offered for resale for the accounts of the holders of the Placement Agent Options. The Placement Agent Options entitle the holder thereof to purchase 175,000 shares of Common Stock for $1.125 per share, exercisable until February 18, 2002.

    All of the Securities offered hereby are being registered for the respective accounts of the holders of the Preferred Stock and of the Placement Agent Options (collectively, the "Selling Securityholders") set forth in this Prospectus under the heading "Selling Securityholders." No period of time has been fixed within which the Securities covered by this Prospectus may be offered or sold. The Company will not receive any of the proceeds from the sale of the Securities; however, it will receive an aggregate of $196,875 in gross proceeds if the Placement Agent Options are fully exercised. See "Use of Proceeds" and "Selling Securityholders."

    All costs, expenses and fees in connection with the registration of the Securities offered by this Prospectus will be borne by the Company. Such expenses are estimated at $22,000. Brokerage commissions and discounts, if any, attributable to the sale of the Securities for the accounts of the Selling Securityholders will be borne by them.

    The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "WRSI." On March 13, 1998, the last sale price for the Common Stock as reported on the Nasdaq SmallCap Market was $0.969.

    The Securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6 for a description of certain factors which should be considered by investors before purchasing the securities offered hereby.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is _________, 1998.

                              AVAILABLE INFORMATION

    This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information regarding registrants, such as the Company, that file electronically with the Commission. The address of this Web site is: http://www.sec.gov. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission (File No. 0-25926) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    (1)   Annual Report on Form 10-KSB for the fiscal year ended December 29,
          1996;

    (2) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 30, 1997, June 29, 1997 and September 28, 1997;

    (3) The Company's Proxy Statement dated April 18, 1997 for the 1997 Annual Meeting of Shareholders held on May 20, 1997; and

    (4) The description of the Company's Common Stock contained in the Company's Form SB-2 Registration Statement dated March 25, 1994, Registration No. 33-75152C.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein, shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Woodroast Systems, Inc., 10250 Valley View Road, Suite 145, Eden Prairie, MN 55344,
Attention: Ralph J. Guarino, President and Chief Operating Officer.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors," which prospective investors should carefully consider.

                                   THE COMPANY

    Woodroast Systems, Inc. is a Minnesota corporation (the "Company") headquartered in Eden Prairie, Minnesota. The Company owns and operates restaurants with unique cooking and decor styles and cigar bars under its federally registered trademark "Shelly's Woodroast" and "Shelly's Back Room" design. The Shelly's Woodroast restaurant concept includes a north woods lodge design and "Original Woodroast Cooking(R)," a signature style of cuisine featuring slow-roasted meat, fish and fowl prepared in patented, computer-controlled wood-burning ovens. The Shelly's Back Room concept features, in addition to fine food and beverage service, accommodations for cigar smokers, club seating, retail cigar sales, and a state-of-the-art air purification system called "kleen-aire(TM)."

    The Company is in the process of attempting to sell its two restaurants, located in Rockville, Maryland and St. Louis Park, Minnesota, in the context of changing its business strategy to focus exclusively on Shelly's Back Room cigar parlors. See "Business."

    The Company was incorporated as a Minnesota corporation in January 1987. The address and telephone number of its principal executive offices are 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344, (612) 944-5113.

                                  THE OFFERING

Securities Offered by
   Selling Securityholders........................   An indeterminate number of shares of Common Stock
                                                     issuable upon conversion of 117,500 shares of Preferred
                                                     Stock, as well as 175,000 Common Stock Purchase
                                                     Options and the shares of Common Stock issuable upon
                                                     exercise of such Options (collectively, the
                                                     "Securities").

Offering Price....................................   All or part of the Securities offered hereby may be sold
                                                     from time to time in amounts and on terms to be
                                                     determined by the Selling Securityholders from time to
                                                     time.

Use of Proceeds...................................   The Company will not receive any of the proceeds from
                                                     the sale of the Securities by the Selling
                                                     Securityholders, but will receive $196,875 in gross
                                                     proceeds if the Placement Agent Options are
                                                     exercised.

Selling Securityholders...........................   The Shares being offered hereby are being offered for the
                                                     account of the Selling Securityholders specified under the caption "Selling Securityholders."

Nasdaq SmallCap Market Symbol.....................   WRSI

                                 RISK FACTORS

    Each prospective investor should carefully consider the following factors, among others, prior to purchasing the Securities offered hereby.

LACK OF PROFITABILITY; DEPENDENCE ON TWO RESTAURANTS AND TWO BACK ROOMS

    The Company opened the St. Louis Park Restaurant in autumn of 1989 and the Rockville Restaurant in November 1995. The Company opened its first stand-alone Shelly's Back Room "The American Tavern" in Washington D.C. in June 1997 and its second in Chicago, Illinois in January 1998. The Company has operated at a loss since its inception and had net losses of ($1,167,433), ($1,702,566) and ($1,776,314) during the fiscal years ended December 31, 1995 and December 29, 1996 and the thirty-nine weeks ended September 28, 1997, respectively, and working capital of $109,772 at September 28, 1997. The Company expects losses to continue for the near future. The Company is currently attempting to sell the St. Louis Park and Rockville Restaurants.

    Future revenues and profits will depend upon various factors, including market acceptance of the Shelly's Back Room concept and general economic conditions. There can be no assurance of the Company's ability to attain profitability. The Company's present sole sources of revenue are two Woodroast restaurants, which restaurants the Company is attempting to sell, and two Shelly's Back Rooms. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the operation and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations (both Company-owned and franchise operations), higher volume operations, the control of overhead expenses and the addition of necessary personnel.

NEED FOR ADDITIONAL FINANCING

    The Company estimates that the proceeds from the offering of Preferred Stock, which was completed in February 1998, will fund the Company's operations through approximately March 1998. Management anticipates that it will require additional financing to open future Back Rooms, and there can be no assurance that such financing will be available when needed or on terms acceptable to the Company. The Company is attempting to sell the Rockville and St. Louis Park Restaurants by the end of the second quarter of 1998, but no assurances can be made that the Company will be successful in doing so. If the Company is unable to sell one or both restaurants by that time, the Company will be required to seek additional funds through one or more additional offerings of equity securities or debt financing in order to finance operations and develop and open additional Back Rooms. There can be no assurance that any such additional funds will be available at all or on terms acceptable to the Company or its shareholders.

DEVELOPMENT OF SHELLY'S BACK ROOM CONCEPT; NEED FOR FINANCING

    Future expansion of the Shelly's Back Room concept will depend upon several factors, including market acceptance of the Back Room concept, general economic conditions, the costs of developing and opening new facilities and the Company's ability to obtain additional financing if necessary. The Company estimates that the costs of developing additional Company-owned Back Rooms will range from $900,000 to $1,400,000, depending upon construction costs and the level of landlord contributions. The cost of developing, constructing and opening the Washington, D.C. Shelly's Back Room was approximately $1,032,500, not including approximately $107,000 for pre-opening costs, and was approximately $1,300,000 for the Chicago Shelly's Back Room, not including approximately $113,000 for pre-opening costs. Although the Company has developed a standardized Back Room layout, there can be no assurance that additional Back Rooms will be developed at a cost within the Company's estimated range or that such Back Rooms, if developed, would be profitable. Management anticipates that it will require additional financing to open future Back Rooms, and there can be no assurance that such financing will be available when needed or on terms acceptable to the Company.

DEPENDENCE ON CONSUMER ACCEPTANCE IN NEW MARKETS

    The Company's success will be dependent upon consumer acceptance of the Shelly's Back Room concepts in new markets. Until November 1995, the Company's operating experience has been limited to the Minneapolis-St. Paul metropolitan area. Although the Company believes that the Shelly's Back Room concept has been accepted by the public in the Washington, D.C. and Chicago metropolitan markets, no assurance can be given that such acceptance will continue or be received in new markets.

COSTS AND RISKS ASSOCIATED WITH EXPANSION

    The opening of additional Shelly's Back Rooms outside of the Minneapolis-St. Paul metropolitan market will give rise to additional expenses associated with managing restaurants located in multiple markets. Such expenses include: advertising in more than one market; lease rates and construction costs which may be higher in the new markets; travel costs; and other similar expenses. Moreover, the Company's results of operations may be adversely affected by economic conditions in those regions and other geographic areas in which the Company may expand. In addition, the Company's successful growth and expansion will depend on the ability of the Company's management to identify suitable sites and to negotiate leases or purchases of such sites; timely and economic development and construction of restaurants; the hiring of skilled management and other personnel; the ability of the Company's management to apply standardized policies and procedures to a larger number of restaurants; the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality controls); and the general state of the economy. As such, there can be no assurance that the Company will be able to successfully open new restaurants.

COMPETITION; CERTAIN FACTORS AFFECTING THE HOSPITALITY INDUSTRY

    The hospitality industry is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant and hospitality chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the hospitality industry. The hospitality industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual locations may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing establishments. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the hospitality industry in general and the Company's restaurants and Back Rooms in particular. Hospitality operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

LONG-TERM, NON-CANCELABLE LEASES

    The Company leases the land under its restaurants and Back Rooms pursuant to long-term, non-cancelable leases. Any additional Back Rooms developed by the Company may be subject to similar long-term leases. If an existing or future location does not perform at a profitable level, and the decision is made to close that location, the Company will nonetheless be committed to perform its obligations under the applicable lease.

EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW PRICED STOCKS

    The Company has failed to maintain the minimum bid price criteria of $1.00 per share during most of December 1997 and sporadically during 1998 to date for its Common Stock to trade on the Nasdaq SmallCap Market. Accordingly, its securities may be delisted from the Nasdaq SmallCap Market. Additional factors giving rise to such delisting could include, but not be limited to, a reduction of the Company's net tangible assets to below $2,000,000, a reduction to one active market maker or a reduction in the market value of the public float in the Company's securities to less than $1,000,000. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage, if any, of the Company and lower prices for the Company's securities than might otherwise prevail. If the Company's Common Stock were to be delisted from the Nasdaq SmallCap Market, it would become subject to Rule 15g-9 under the Exchange Act (the "Penny Stock Rules"), which imposes additional sales practice requirements on broker-dealers which sell such common stock to persons other than established customers and certain institutional investors. For transactions covered by the Penny Stock Rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Penny Stock Rules may adversely affect the ability of broker-dealers to sell the Company's Common Stock and may adversely affect the ability of the Company's shareholders to sell any of their shares of Common Stock in the secondary market.

GOVERNMENT REGULATION

    The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While the Company to date has not experienced an inability to obtain or maintain any necessary governmental licenses, permits or approvals, the failure to maintain food and liquor licenses could have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Since many of the Company's restaurant personnel are paid at rates based on the federal minimum wage, increases in the minimum wage will result in an increase in the Company's labor costs. The Company also may be subject in certain states to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that served alcoholic beverages to an intoxicated person.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT

    The Company is highly dependent upon the personal efforts and abilities of Sheldon F. Jacobs, its Chairman and Chief Executive Officer, and Ralph J. Guarino, its President, Chief Operating Officer and

Chief Financial Officer. The loss of the services of Mr. Jacobs or Mr. Guarino could have a substantial adverse effect on the Company's ability to achieve its objectives. The Company has not obtained key-man life insurance on Mr. Jacobs' life. The Company will need to hire other corporate level and management employees to help implement and operate its expansion plans. The failure to obtain, or delays in obtaining, such employees could have a material adverse affect on the Company.

DEPENDENCE ON POPULARITY OF CIGAR SMOKING

    The success of Shelly's Back Rooms will depend, in part, on the continued popularity of cigar smoking. While Shelly's Back Rooms also offer a full service bar and a limited menu, they are designed to cater to the increasing number of cigar smokers. A decline in the popularity of cigar smoking may have an adverse impact on the success of Shelly's Back Rooms and the Company. There can be no assurance that the popularity of cigar smoking will continue to increase or that a level of popularity sufficient to support the Back Room concept will be sustained.

ABSENCE OF DIVIDENDS

    The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future.

CONTROL BY EXISTING MANAGEMENT

    Sheldon F. Jacobs, the Company's Chief Executive Officer, owns approximately 27% of the issued and outstanding shares of the Common Stock of the Company. Accordingly, Mr. Jacobs may have substantial influence with respect to the Company's affairs, including without limitation, the sale of equity or debt securities of the Company, the appointment of officers, and the determination of officers' salaries.

UNDESIGNATED STOCK

    The Company's authorized capital consists of 33,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 4,242,397 shares of Common Stock outstanding and 117,500 shares of Preferred Stock outstanding. No other class of common stock or preferred stock, is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

LIMITATIONS ON DIRECTOR LIABILITY

    The Company's Amended and Restated Articles of Incorporation provide, as permitted by governing Minnesota law, that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of the Company against a director. In addition, the Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.

MINNESOTA ANTI-TAKEOVER LAW

    The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. See "Plan of Distribution."


                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders; however, it will receive an aggregate of $196,875 in gross proceeds if the Placement Agent Options are fully exercised. The Company cannot estimate the number of Placement Agent Options that may be exercised. The Company believes that the exercise of the Placement Agent Options primarily will be dependent on the market price of a share of Common Stock at the time of exercise and its relation to the exercise price. See "Selling Securityholders."

    The Company intends to use the net proceeds from the exercise of any of the Placement Agent Options for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit, money market funds and United States government obligations.


                               RECENT DEVELOPMENTS

PRIVATE PLACEMENT

    On February 19, 1998, the Company completed a private placement ("Private Placement") from which the Company received gross proceeds of $1,117,500 through the sale of 117,500 shares of Preferred Stock to accredited investors. Perrin, Holden & Davenport Capital Corp. (the "Placement Agent"), a member of the National Association of Securities Dealers, Inc. (the "NASD"), acted as exclusive placement agent for the Company and received a commission of $117,500, or 10% of the offering price of the Preferred Stock. The Company also issued to the Placement Agent and its designees Placement Agent Options, which entitle the holders thereof to purchase 175,000 shares of Common Stock for $1.125 per share (the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the closing date of the Private Placement) exercisable until February 19, 2002. Total costs of the Private Placement, including the Placement Agent's commission and costs to register the Securities, are estimated at $141,000.

    The Preferred Stock, including accumulated dividends, is convertible into a number of shares of Common Stock determined by dividing the aggregate stated value of the Preferred Stock being converted plus the amount of accrued dividends by a price (the "Conversion Price") equal to the lesser of (i) 80% (the "Conversion Rate") of the average closing bid price for the Common Stock, as reported by the Nasdaq SmallCap Market or the OTC Bulletin Board for the five consecutive trading days ending on the trading day prior to the conversion date and (ii) $1.125. The Conversion Price shall be reduced in certain circumstances, as discussed directly below, and effective November 19, 1998, the Conversion Rate shall be reduced by five percentage points. The Conversion Rate is subject to adjustment for stock splits, stock dividends and other recapitalizations, mergers and other similar events. The Preferred Stock is convertible beginning February 19, 1998. All outstanding shares of Preferred Stock will automatically be converted into Common Stock on February 19, 2001.

    If the Registration Statement of which this Prospectus forms a part has not been declared effective by the Commission under the Securities Act and cleared by the NASD by June 19, 1998 (the "Target Date"), then, on the Target Date and on each monthly anniversary of the Target Date thereafter until the earlier of the date the Registration Statement is so declared effective and cleared ("Effective Date") or the fourth monthly anniversary of the Target Date, the Conversion Rate will be as follows:


    Conversion Rate                           Effective Date
    ---------------                           --------------
        79%                       Target Date
        78%                       First monthly anniversary of Target Date
        77%                       Second monthly anniversary of Target Date
        76%                       Third monthly anniversary of Target Date
        75%                       Fourth monthly anniversary of Target Date



    The Company has agreed to register for resale by the Selling Securityholders
(i) the shares of Common Stock issuable upon conversion of the Preferred Stock,
(ii) the Placement Agent Options and (iii) the shares of Common Stock issuable upon exercise of the Placement Agent Options under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part.


                                    BUSINESS

GENERAL

    The Company owns and operates Shelly's Woodroast restaurants in St. Louis Park, Minnesota, a suburb of Minneapolis (the "St. Louis Park Restaurant"), and Rockville, Maryland, a suburb of Washington, D.C. (the "Rockville Restaurant") (collectively, the "Restaurants"). The Company also operates stand-alone Shelly's Back Rooms in Washington, D.C. (the "Washington Back Room") and in Chicago, Illinois (the "Chicago Back Room"). The Company has been operating the St. Louis Park Restaurant since 1989, the Rockville Restaurant since November 1995, the Washington Back Room since June 1997 and the Chicago Back Room since January 1998.

    The Company is in the process of attempting the sell the Rockville and St. Louis Park Restaurants in the context of changing its business strategy to focus exclusively on Back Room cigar parlors rather than on full-fledged restaurants.

DIVESTING OF RESTAURANT OPERATIONS

    The Company has decided to divest its non-Back Room-related restaurant operations in order to pursue exclusively its Shelly's Back Room concept, The American Tavern. Management's primary reasons to pursue the Back Room concept is that it has a simpler operational structure, requires lower capital investment and would also more easily allow franchising. The Company has entered into a letter of intent for the sale of the Rockville Restaurant, but no assurances can be given that the sale will be consummated.

NEW SHELLY'S BACK ROOMS IN WASHINGTON, D.C. AND CHICAGO, ILLINOIS

    The first stand-alone Shelly's Back Room opened in Washington, D.C. in June 1997, followed by the Chicago Back Room which opened in January 1998. The Shelly's Back Room concept, the pioneering prototype of which is attached to the Rockville Restaurant, represents a significant evolution in the development of "cigar bars" and "cigar rooms." Unlike many existing facilities, Shelly's Back Room is open to the public; there are no exclusive memberships and high fees. The only requirements for admittance are a love of good cigars, good food, good drink and good company.

    The Back Room offers casual comfortable seating, a full-service bar, food service and a state-of-the-art air purification system which circulates 100% fresh air -- no filtering and recycling -- to ensure maximum guest comfort. An important signature item of Shelly's Back Room is the development, like the proprietary Birch Bay Beer of Shelly's Woodroast restaurants, of an exclusive premium cigar already created with the oversight of Shelly himself and available exclusively in Back Rooms. However, availability of such cigars is subject to change in the future as in the case of any product imported from a foreign country.

    A smaller but important element of the Back Room concept is the retail humidor and counter offering a canny selection of some of the world's finest cigars for purchase. Mr. Jacobs will use his personal knowledge and connections to ensure that the Back Room humidors offer the most complete and current selections available, featuring, of course, the private Back Room label which Mr. Jacobs has developed. In addition to cigars, the Back Rooms will offer a selection of premium logo merchandise including ashtrays, lighters, selected clothing items, pocket knives, cutters and glassware.

    As previously mentioned, the specialized air purification system will be a critical component of the Back Room concept. Designed in recognition that no filtration and recycling system can adequately handle the unique and intensive needs of a dedicated cigar smoking emporium, the Shelly's Back Room system will utilize 100% fresh air.

    Shelly's Back Room has been designed with the intention of being efficiently reproduced on a national basis. Target sites will be high walking-traffic storefront units with convenient parking in major cities and upscale suburban strip malls and shopping centers, comparable, for example, to sites targeted by retailers like Starbucks Coffee.

    A full, independent Back Room facility is designed to require approximately 2,500 to 3,500 square feet of space. However, in special applications such as casinos, hotels or resorts, which would have their own food service operations, the kitchen can be eliminated, reducing space needs to as little as 800 square feet.

    The market position of the Back Room concept can best be described as accessibly upscale. The very nature of the product offering dictates a refined sophisticated ambiance with commensurate service and pricing. However, the broad appeal of cigars and the relative affordability of premium brands compared to other forms of luxury consumption, encourages a rational market position capable of appealing to a variety of clientele. Such a position is also far more conducive to more rapid and widespread duplication as the concept grows in popularity and exposure. Indeed, the Back Room concept is not dissimilar to a coffeehouse concept such as Starbucks, offering a convenient location for the enjoyment of premium versions of popular consumables in a relaxed setting. However, the average ticket for a premium cigar and cognac can be substantially greater than that for a premium coffee beverage and dessert.

EXPANSION PLANS

    The Chicago Back Room opened in January 1998. The Company is in the process of identifying new Back Room locations and is visiting and evaluating potential sites in Minneapolis, Philadelphia and Boston. While the Company has signed letters of intent for sites in Minneapolis and Philadelphia, there are presently no binding agreements to develop new Back Rooms. The timing of the development and opening of additional Back Rooms will depend upon several factors, including the success of the Shelly's Back Room concept, the costs of developing and opening new facilities, the Company's success in franchising and the Company's ability to obtain additional financing.

THE SHELLY'S WOODROAST CONCEPT

    The Shelly's Woodroast restaurant concept is an integrated concept, involving a distinctive cooking style, menu offerings, beverage selections and facility design. The inspiration of the concept is the fresh, relaxed atmosphere of the north woods, from the great fieldstone and timber lodges to the aroma of meat, fish and fowl roasting over a hardwood fire. The Company believes that the Shelly's Woodroast concept has several characteristics that define and distinguish it from its competitors, particularly full-service, chain-affiliated restaurants, including: the marks "Woodroast," "The Original Shelly's Woodroast" and "Original Woodroast Cooking," and the patented Woodroast oven, proprietary spice blends and marinades; unique food offerings patterned after the hearty fare of the north woods, which include, in addition to Woodroast entrees, a selection of fresh sausages prepared under contract using proprietary recipes, freshwater fish and homemade stew, all served in large portions, creating a high perception of value; a selection of distinctive draft beers from American micro-breweries, highlighted by three of the Company's own Birch Bay beers brewed from proprietary recipes exclusively for the Company; and the north woods lodge design of the facility itself with its fieldstone fireplace, exposed whole timber beams, and rough-cut red pine siding.

ORIGINAL WOODROAST COOKING

    Original Woodroast Cooking is a proprietary style of cooking with origins in America's north woods country -- where Canada meets the United States. As the name suggests, it is a cooking method in which meats, fish and fowl are slowly roasted in wood burning ovens. Each offering is also marinated in a proprietary blend of herb and spices for 48 hours or longer before the cooking begins. Some of the spice blends and sauces include: seven herb blend, five pepper blend, Shelly's fire spice, Woodroast sauce, and mustard sauce.

MENU

    The meat, fish and fowl, which are the centerpiece of the menu, are simple and moderately priced. It is the preparation which makes them unique. Featured dinner items include roast duck and game hen, turkey drumsticks, salmon, trout and walleye, beef brisket, spare ribs and roast pork. Pricing is generally moderate, between $8 and $18, and portions are large. Several side dishes are included with the entrees, such as herb roasted potatoes, marinated vegetable salad and homemade popovers.

    An unusual feature of the Shelly's Woodroast menu are the fresh sausages made from the personal recipes of Sheldon F. Jacobs, the Company's principal shareholder. For lunches and lighter dinners, a variety of sandwich versions of the entree selections are offered, as well as Campfire Stew, Corn Cob Chowder, Lodge Soup (a hearty vegetable beef) and sandwiches. The Company also offers several specialty salads.

FACILITIES

    The design of the Restaurants is reminiscent of the great turn-of-the-century hunting lodges of the north woods. The St. Louis Park Restaurant's main dining room features a 20-foot-high ceiling with handcrafted log-scissor trusses resting atop a one-ton log beam. A birch log bar completes the northern lodge atmosphere. Other natural elements at the restaurant include exposed beam ceilings in the bar, leather covered booths, barstools covered with Holstein hide and a massive fieldstone fireplace. The bars in the Restaurants feature furniture made of natural elements (tables supported by rough-hewn birch logs) and display cases replete with antique fishing lures, decoys and other items which bring to mind a sense of the north woods.

    The execution of the north woods concept is far more extensive than typically present even in a "theme" restaurant. The cost to develop the St. Louis Park Restaurant in 1989, which has 138 seats, was approximately $1,750,000. The cost to develop the Rockville Restaurant, which was opened in November 1995 and has approximately 258 indoor dining seats, was approximately $3,500,000.

    The Rockville Restaurant contains the first Shelly's Back Room. Nestled in a private corner adjoining the bar, this special room was designed as a retreat for cigar smokers desiring to follow a lunch or dinner in the restaurant with cigars from their personal humidors. Shelly's Back Room boasts exquisitely hand-crafted, floor-to-ceiling humidors, one which is designed for common use and another which houses 72 private lockers for use by special patrons. Coupling a state-of-the-art air purification system with relaxed club seating and the rich woods used throughout the room, Shelly's Back Room is a popular haven for the restaurant's cigar-smoking guests.

OPERATIONS

    Staffing -- At March 16, 1998, the Company had 210 employees, including 55 at the St. Louis Park Restaurant, 81 at the Rockville Restaurant, 34 at the Washington Back Room, 35 at the Chicago Back Room and five at the Company's executive offices. The staff of the St. Louis Park Restaurant consists of a general manager, service manager, bar manager, kitchen manager and assistant kitchen manager, and approximately 50 hourly employees, 40 of whom are employed part-time. The staff of the Rockville Restaurant consists of a general manager, service manager, bar manager, kitchen manager and assistant kitchen manager, and approximately 76 hourly employees, 55 of whom are employed part-time. The staff of the Washington Back Room consists of a general manager and assistant general manager, and approximately 32 hourly employees, 25 of whom are employed part-time. The staff of the Chicago Back Room consists of a general manager and assistant general manager, and approximately 33 hourly employees, 30 of whom are employed part-time. The Company believes that its relationship with its employees is good.

    Employee Training and Supervision -- The Company believes strongly in the concept of teamwork and the importance of a well trained and motivated staff. Each Restaurant is closely supervised by its general manager, who is directly responsible for the restaurant's success. Each staff member is given a Staff Member Guideline Manual, which provides background information on the Company and outlines basic policies and procedures applicable to all personnel. Each staff member is also given either a Service Manual or Kitchen Manual as appropriate. These manuals provide job descriptions for each position in the restaurant and detailed guidelines and background information for the execution of the duties associated with employment in either the preparation or service of food and beverages. Employees are tested on an occasional basis to measure their knowledge of the products served and the policies of the Company.

    New employees receive a training manual and training packet, which outlines the training agenda for their employment and provides basic background information on the names and prices of food and beverage items, as well as other terminology which they need to know. New employees are trained by designated staff members with considerable experience and proven performance.

    Restaurant Reporting -- The Company prepares a monthly balance sheet and income statement, which provides overall performance information for each of the Restaurants. The Company also utilizes a point-of-sale system which allows daily and weekly reports to be generated regarding cash control, sales and theoretical food costs. On a monthly basis, the Company counts its food and beverage inventories.

    Sales and guest counts are forecasted in advance for each week of the month. Actual sales and guest counts are then compared to forecasted levels. Sales and guest counts are also compared to the annual budget and the prior year's performance. Labor hours are tracked weekly by day and position. Actual hours are compared to budgeted levels to identify variance.

COMPETITION

    The restaurant business is highly competitive and is affected by changes in taste and eating habits of the public, local and national economic conditions affecting spending habits, and population and traffic patterns. The principal competitive factors in the restaurant industry are believed to be the quality and price of the food. Restaurant location, name recognition, efficiency of service, advertising, and attractiveness of facilities are also important. Shelly's Woodroast restaurants compete on a general basis with a large variety of national and regional restaurant operations, as well as locally owned restaurants, diners, and other establishments that offer moderately priced food to the public.

PATENTS AND TRADEMARKS

    The Company holds the rights to U.S. Patent Number 4,924,071, which covers the Woodroast oven invented by Mr. Jacobs. In addition, the Company owns U.S. registrations of the marks "Woodroast," "Original Woodroast Cooking," "The Original Shelly's Woodroast" and "Birch Bay Brewing Company" and of the design mark "Shelly's Back Room." The mark "Original Woodroast Cooking" has also been registered in the United Kingdom and France, and the mark "Birch Bay Brewing Company" has been registered in Canada. The Company has aggressively defended its trademarks against infringement by competitors on a national basis. Birch Bay Brewing Company is a mark used by the Company for certain of its own beverages and is not a separate legal entity.

REGULATION

    Restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire, and other authorities and are also subject to state and local licensing and regulation of the sale of alcoholic beverages, food, cigarettes, games, and the like. Difficulties or failure in obtaining required licenses and approvals will result in delays in, or cancellation of, the opening of restaurants. The food and liquor licenses are also subject to suspension or non-renewal if the granting authority determines that the conduct of the holder does not meet the standards for initial grant or renewal.

                                   MANAGEMENT

    The following table sets forth certain information with respect to the Company's directors and executive officers.

Name                                           Age        Positions with the Company
-----------------------------------------      ---        --------------------------
Sheldon F. Jacobs..................            53         Chairman and Chief Executive Officer
Ralph J. Guarino...................            51         Chief Operating Officer and Director
Richard A. Orenstein...............            44         Director
Merle J. Shapiro...................            55         Director

    Sheldon F. Jacobs has been the Chief Executive Officer and Chairman of the Board of the Company since its formation in 1987 and was also its President and Chief Financial Officer until 1996. From 1980 to 1987, Mr. Jacobs worked toward the development of the Shelly's Woodroast concept, from engineering and patenting the design of the Woodroast ovens to introducing the Original Woodroast Cooking to existing restaurants and testing consumer response.

    Ralph J. Guarino joined the Company in November 1996 as its President, Chief Operating Officer and Chief Financial Officer. Mr. Guarino brings over 25 years of restaurant operations experience to the Company. From July 1992 until that time Mr. Guarino served as Senior Vice President, Chief Operating Officer and member of the Board of Directors for The Italian Oven, Inc., a 100-unit chain of full-service, moderately-priced Italian family restaurants based in Latrobe, Pennsylvania. He became President in February 1993. During his four-year tenure at that company, he oversaw The Italian Oven, Inc.'s initial public offering of common stock, the opening of 18 additional company-owned units and 71 franchised units, as well as the sale of over 250 franchises. The Italian Oven, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on October 21, 1996. He served as Senior Vice President, Chief Financial Officer and member of the Board of Directors for Boston Chicken, Inc., a restaurant and prepared food chain based in Boston, Massachusetts, from 1990 until 1992.

    Richard A. Orenstein became a director of the Company in February 1998. He is presently a private investor managing his own investments. From 1994 to 1996, Mr. Orenstein was a senior consultant for AmeriData Consulting Inc., St. Paul, Minnesota, a computer hardware and software sales and service company. From 1992 to 1994, Mr. Orenstein was an independent self-employed consultant in the computer industry, providing technological and resource solutions for a wide variety of clients.

    Merle J. Shapiro joined the board of directors in February 1998. He has been the President and Chief Operating Officer of Merle Corporation since 1991. The Merle Corporation provides consulting services and is a provider of furniture, fixtures, window treatments and carpeting to commercial and residential clients.

    As of January 1, 1998, the Company entered into a three-year employment agreement with Mr. Jacobs pursuant to which Mr. Jacobs will continue to serve as the Company's Chief Executive Officer. Under the terms of his employment agreement, Mr. Jacobs may not disclose confidential information concerning the Company and has agreed not to compete with the Company for a period of one year after any termination of employment. The Company may terminate Mr. Jacobs' employment for "good cause," or upon "disability," as defined in the agreement, or int he event of death. Mr. Jacobs may terminate his employment for "good reason" upon 10 days' written notice to the Company. If either Mr. Jacobs terminates his employment for "good reason," as defined in the agreement, or is terminated by the Company without "good cause," Mr. Jacobs is entitled to receive his base salary for one year following such termination.


                              CERTAIN TRANSACTIONS

    On December 12, 1997, the Company borrowed $250,000 from Sheldon F. Jacobs, a principal shareholder, director and executive officer. The note was due on December 12, 1998, provided for interest at an annual rate of two percent over prime, and has been repaid in full. On January 27, 1998, the Company borrowed $150,000 from Mr. Jacobs pursuant to a note which bears interest at an annual rate of two percent over prime and is due on January 27, 1999.


                           SELLING SECURITYHOLDERS

    The tables set forth below provide certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Securityholders as of March 13, 1998, and as adjusted to give effect to the sale of all of the securities offered hereby. See "Plan of Distribution." Except as otherwise indicated, the number of shares of Common Stock reflected in the tables has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under this rule, each Selling Shareholder is deemed to beneficially own the number of shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Placement Agent Options since such Preferred Stock and Options are presently convertible or exercisable, respectively. Unless otherwise indicated, each of the Selling Securityholders possesses sole voting and investment power with respect to the securities shown and none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                     Number of Shares                          Beneficial Ownership After
                                     Beneficial       to be Acquired                                  the Offering
                                      Ownership       upon Conversion       Number of         ---------------------------
                                    Prior to           of Preferred         Shares to          Number           Percentage
Name                                Conversion (1)       Stock (2)           be Sold          of Shares          of Class
---------------------------------   ------------        -----------        -----------       -----------        ---------
Brass Capital, LLC...........            -               34,722              34,722               -                 -
Gmach Beth Joel..............            -              138,889             138,889               -                 -
Gross Foundation, Inc........            -               69,444              69,444               -                 -
Industricorp & Co............            -              208,333             208,333               -                 -
Kador Investment Company,
   Ltd.......................            -              104,167             104,167               -                 -
Lawrence Abrams Profit
   Sharing...................            -               69,444              69,444               -                 -
Sara Liebowitz...............            -              104,167             104,167               -                 -
New Millenium Ltd............            -              138,889             138,889               -                 -
Orlac Finance Ltd............            -              416,667             416,667               -                 -
The International Investment
   Group Equities Fund N.V.              -              347,222             347,222               -                 -

(1) Does not include shares of Common Stock issuable upon conversion of the Preferred Stock.

(2) Shares of Common Stock issuable upon conversion of the Preferred Stock. Each share of Preferred Stock, together with accumulated dividends, is convertible into a number of shares of Common Stock determined by dividing the aggregate stated value of the Preferred Stock being converted ($10.00 per share of Preferred Stock), together with accrued dividends, by the lesser of (i) 80% (subject to adjustment) of the average closing bid price for the Common Stock, as reported by the Nasdaq SmallCap Market or the OTC Bulletin Board for the five consecutive trading days ending on the trading day prior to the conversion date and (ii) $1.125. Calculated by dividing the aggregate stated value of Preferred Stock owned by each holder by an assumed conversion rate of $0.72 based on the average of the closing bid prices of the Common Stock for the five trading days ended March 13, 1998.

                                                                                               Beneficial Ownership After
                                     Beneficial        Number of Shares                               the Offering
                                     Ownership          to be Acquired        Number of         ----------------------------

                                      Prior to          upon Exercise        Shares to          Number           Percentage
Name                           Exercise of Options (1)   of Options           be Sold          of Shares          of Class
-----------------------------  ----------------------   ------------         ---------        -----------        ---------
Perrin, Holden & Davenport
   Capital Corp..............         -                     139,275            139,275             -                 -
Donald Kleban................         -                      24,575             24,575             -                 -
Andrew Glashow...............         -                       5,000              5,000             -                 -
Clifton Asset Management.....         -                       6,150              6,150             -                 -

(1) Does not include shares of Common Stock issuable upon exercise of the Placement Agent Options.



                              PLAN OF DISTRIBUTION

    The Company agreed to file a registration statement under the Securities Act covering resale by the Selling Securityholders (i) the shares of Common Stock issuable upon conversion of the Preferred Stock, (ii) the Placement Agent Options and (iii) the shares of Common Stock issuable upon exercise of the Placement Agent Options within 30 days after February 19, 1998 and agreed to use its best efforts to cause such registration statement to be declared effective as soon as possible thereafter, and to use its best efforts to keep such registration statement effective until the earlier of the sale of all the Securities or the Securities may be sold pursuant to Rule 144(k) under the Securities Act. The Company agreed to bear all expenses of such registration, including registration and filing fees, exchange or Nasdaq listing fees, fees of complying with federal and state securities laws, attorneys' and accountants' fees, and printing expenses.

    The Selling Securityholders have advised the Company that sales of the Securities may be effected from time to time in transactions (which may include block transactions) on Nasdaq, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Securities. The Selling Securityholders may effect such transactions by selling their Securities directly to purchasers or to or through broker-dealers (including the Placement Agent), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Securityholders and any broker-dealers that act in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

    The registration rights granted to the Selling Securityholders generally provide that the Company and the Selling Securityholders indemnify each other against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

MINNESOTA ANTI-TAKEOVER LAW

    The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.


                                  LEGAL MATTERS

    Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.


                                     EXPERTS

    The consolidated financial statements of Woodroast Systems, Inc. as of December 29, 1996 and December 31, 1995, and for the years then ended incorporated by reference in the Registration Statement of which this Prospectus is a part, have been audited by Lund Koehler Cox & Company, PLLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director, to the fullest extent permitted by law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

TABLE OF CONTENTS                                                        PAGE

AVAILABLE INFORMATION....................................................  3

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE...................................................  3

PROSPECTUS SUMMARY.......................................................  5

RISK FACTORS.............................................................  6

USE OF PROCEEDS.......................................................... 10

RECENT DEVELOPMENTS...................................................... 10

BUSINESS................................................................. 11

MANAGEMENT............................................................... 16

CERTAIN TRANSACTIONS..................................................... 17

SELLING SECURITYHOLDERS.................................................. 17

PLAN OF DISTRIBUTION..................................................... 18

LEGAL MATTERS............................................................ 19

EXPERTS.................................................................. 19

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES.......................................................... 19

================================================================================




                             WOODROAST SYSTEMS, INC.


                                  COMMON STOCK

                                  COMMON STOCK
                                PURCHASE OPTIONS




                              ---------------------

                                   PROSPECTUS
                              ---------------------









                                __________, 1998




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

     SEC registration fee...............................        $   477
     Nasdaq SmallCap Market additional listing fee......          7,500
     Legal fees and expenses............................         10,000
     Printing and engraving expense.....................          1,000
     Transfer agent fees and expenses...................            700
     Accounting fees and expenses.......................          1,500
     Miscellaneous......................................            823
                                                                -------
     Total..............................................        $22,000
                                                                =======


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

    As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.          EXHIBITS.


                DESCRIPTION OF DOCUMENT

    3.1 Amended and Restated Articles of Incorporation of Woodroast Systems, Inc., as amended on February 19, 1998

    4.1 Certificate of Designations, Preferences and Other Rights and Qualifications of Class A 8% Convertible Preferred Stock (included in
         Exhibit 3.1 above)

    4.2  Form of Purchase Option dated February 19, 1998

    5    Opinion of Maslon Edelman Borman & Brand, LLP

   10.19 Employment Agreement between Woodroast Systems, Inc. and Sheldon F. Jacobs dated as of January 1, 1998

   10.20 Promissory Note of Woodroast Systems, Inc. to Sheldon F. Jacobs dated December 12, 1997

   10.21 Promissory Note of Woodroast Systems, Inc. to Sheldon F. Jacobs dated January 27, 1998

    23.1 Consent of Lund Koehler Cox & Company, PLLP

    23.2 Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5).

    24   Power of Attorney (included on page II-4).


ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on March 19, 1998.

                                     WOODROAST SYSTEMS, INC.
                                     Registrant

                                     By: /s/ Sheldon F. Jacobs
                                        ----------------------------------
                                         Name:     Sheldon F. Jacobs
                                         Title:    Chairman and Chief
                                                   Executive Officer


                              POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sheldon F. Jacobs and Russell F. Lederman, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 19th day of March, 1998 by the following persons in the capacities indicated:

         SIGNATURE                                     TITLE
     /s/Sheldon F. Jacobs               Chairman, Chief Executive Officer (principal
     -------------------------          executive officer)
        Sheldon F. Jacobs



    /s/ Ralph J. Guarino                President and Chief Operating Officer and
     -------------------------          Director
        Ralph J. Guarino                (principal financial and accounting officer)


    /s/ Richard A. Orenstein            Director
     -------------------------
        Richard A. Orenstein

    /s/ Merle J. Shapiro                Director
     -------------------------
        Merle J. Shapiro

                                  EXHIBIT INDEX


EXHIBIT           DESCRIPTION OF DOCUMENT                                                            PAGE
      3.1         Amended and Restated Articles of Incorporation of Woodroast Systems,
                  Inc., as amended on February 19, 1998

      4.1         Certificate of Designations, Preferences and Other Rights and
                  Qualifications of Class A 8% Convertible Preferred Stock
                  (included in Exhibit 3.1 above)

      4.2         Form of Purchase Option dated February 19, 1998

      5           Opinion of Maslon Edelman Borman & Brand, LLP

     10.19        Employment Agreement between Woodroast Systems, Inc. and Sheldon F.
                  Jacobs dated as of January 1, 1998

     10.20        Promissory Note of Woodroast Systems, Inc. to Sheldon F. Jacobs dated
                  December 12, 1997

     10.21        Promissory Note of Woodroast Systems, Inc. to Sheldon F. Jacobs dated
                  January 27, 1998

     23.1         Consent of Lund Koehler Cox and Company, PLLP

     23.2         Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5).

     24           Power of Attorney (included on page II-4).